UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. ____)

                           DIAMOND ENTERTAINMENT CORP.
                                (Name of Issuer)

                           COMMON STOCK, NO PAR VALUE
                         (Title of Class of Securities)

                                    252587407
                                 (CUSIP Number)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed: |X| Rule 13d-1(c)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following page(s)

Page 1 of 4 Pages

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CUSIP No. 252587407            13G                             Page 2 of 4 Pages
-------------------            --------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Longview Fund L.P.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

                                                                 (a)  |_|
                                                                 (b)  |_|
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3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     California
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           40,250,000 shares of Common stock
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          None
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         40,250,000 shares of Common stock
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            None
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     40,250,000 shares of Common stock
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     6.73%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

     OO
--------------------------------------------------------------------------------

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CUSIP No. 252587407            13G                             Page 3 of 4 Pages
-------------------            --------------

ITEM 1 (a) NAME OF ISSUER: Diamond Entertainment Corporation

ITEM 1 (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

      800 Tucker Lane, Walnut, CA 91789

ITEM 2 (a) NAME OF PERSON FILING: Longview Fund L.P.

ITEM 2 (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

      600 Montgomery Street, 44th Floor, San Francisco, CA 94111

ITEM 2 (c) CITIZENSHIP: California

ITEM 2 (d) TITLE OF CLASS OF SECURITIES: Common Stock, no par value

ITEM 2 (e) CUSIP NUMBER: 252587407

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR 13D-2(B):

      Not applicable

ITEM 4 OWNERSHIP

      (a) AMOUNT BENEFICIALLY OWNED: 40,250,000 Shares of Common Stock

      (b) PERCENT OF CLASS: 6.73%

      (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

            (i) SOLE POWER TO VOTE OR DIRECT THE VOTE

                        40,250,000 Shares

            (ii) SHARED POWER TO VOTE OR DIRECT THE VOTE

                        0 Shares

            (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

                        40,250,000 Shares

            (iv) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

                        0 Shares

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CUSIP No. 252587407            13G                             Page 4 of 4 Pages
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ITEM 5 OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

            Not applicable

ITEM 6 OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

            Not applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

            Not applicable

ITEM 8 IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP

            Not applicable

ITEM 9 NOTICE OF DISSOLUTION OF GROUP

            Not applicable

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        January 3, 2005
                                        ----------------------------------
                                        (Date)


                                        /s/ Peter T. Benz
                                        ----------------------------------
                                        (Signature)

                                        Peter T. Benz, CEO of Viking Asset
                                        Management, as General Partner
                                        ----------------------------------
                                        (Name/Title)